FOR IMMEDIATE RELEASE                              CONTACT:  TIMOTHY C. COUGHLIN
                                                                    202/835-5507



RIGGS NATIONAL CORPORATION REPORTS PROBLEM LOAN


WASHINGTON, D.C., AUGUST 23, 2000 -- Riggs National Corporation (NASDAQ: RIGS) announced today the discovery of potential fraud in a commercial facility to a borrower in London. A provision for loan loss up to the total exposure of $11 million may need to be taken during the third quarter. While Riggs's third quarter earnings are likely to be materially affected, the amount of the total exposure is small (1.3%) compared to Riggs's total regulatory capital of $841 million at June 30, 2000. Riggs has retained an accounting firm to help determine the exact amount of the loss to be incurred and to assist with recovery efforts.

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Riggs National Corporation, the largest banking holding company headquartered in the nation's capital, has 52 branches in the Washington, DC metropolitan area, as well as banking offices in Miami, London and Berlin.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A variety of factors, such as the collectability of the loan and the availability of insurance coverage, could cause the Corporation's results and experiences to differ materially from those expressed or implied by the forward-looking statements. Additional factors that could affect the Corporation's third quarter earnings include, but are not limited to, certain risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Corporation's business such as the growth of the economy, changes in credit quality or interest rates, timing of technology enhancements for products and operating systems, the impact of competitive products, services and pricing, customer business requirements, Congressional legislation and similar matters.


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